Exhibit 99

Midwest Air Group, Inc.
6744 South Howell Avenue
Oak Creek, Wisconsin 53154-1402
414-570-4000
www.midwestairlines.com
Traded: AMEX (MEH)

Media Inquiries: Carol Skornicka, 414-570-3980 (o), 414-303-6516 (c) or Carol.Skornicka@midwestairlines.com

Analyst/Investor Inquiries: Dennis O’Reilly, 414-570-3954 (o) or Dennis.O’Reilly@midwestairlines.com

FOR IMMEDIATE RELEASE

December 12, 2006

MIDWEST AIR GROUP REPORTS NOVEMBER PERFORMANCE

Milwaukee, Wisconsin, December 12, 2006 – Midwest Air Group, Inc. (AMEX: MEH) today reported November performance data for Midwest Airlines and Midwest Connect.

Midwest Air Group, Inc. – Performance Report
					Eleven Months Ended
	November				November 30,
	2006	2005	% Change		2006	2005	% Change
Midwest Air Group
Scheduled Service Revenue Passenger Miles (000s)	333,438	294,591	13.2		3,750,648	3,081,008	21.7
Scheduled Service Available Seat Miles (000s)	450,694	422,209	6.7		4,891,223	4,302,485	13.7
Total Available Seat Miles (000s)	454,263	427,754	6.2		4,945,304	4,354,039	13.6
Load Factor (%)	74.0%	69.8%	4.2	pts.	76.7%	71.6%	5.1	pts.
Revenue Yield (estimate)	$0.1492	$0.1476	1.0		$0.1444	$0.1362	6.0
Passenger Revenue per Schd. Svc. ASM (estimate)	$0.1103	$0.1030	7.1		$0.1107	$0.0976	13.5
Total Revenue per Total ASM (estimate)	$0.1237	$0.1146	8.0		$0.1233	$0.1095	12.6
Number of Flights	8,959	8,892	0.8		101,134	96,940	4.3
Into-plane Fuel Cost per Gallon (estimate)	$2.05	$1.97	3.7		$2.17	$1.86	16.5

Midwest Airlines Operations
Origin & Destination Passengers	299,117	267,230	11.9		3,323,272	2,756,188	20.6
Scheduled Service Revenue Passenger Miles (000s)	313,771	274,452	14.3		3,511,023	2,858,533	22.8
Scheduled Service Available Seat Miles (000s)	420,759	390,919	7.6		4,541,239	3,952,407	14.9
Total Available Seat Miles (000s)	424,329	396,465	7.0		4,594,953	4,003,693	14.8
Load Factor (%)	74.6%	70.2%	4.4	pts.	77.3%	72.3%	5.0	pts.
Revenue Yield (estimate)	$0.1343	$0.1300	3.3		$0.1286	$0.1186	8.5
Passenger Revenue per Schd. Svc. ASM (estimate)	$0.1002	$0.0913	9.7		$0.0995	$0.0858	16.0
Total Revenue per Total ASM (estimate)	$0.1154	$0.1048	10.2		$0.1140	$0.0996	14.4
Average Passenger Trip Length (miles)	1,049	1,027	2.1		1,056	1,037	1.9
Number of Flights	4,583	4,184	9.5		49,502	42,206	17.3
Into-plane Fuel Cost per Gallon (estimate)	$2.04	$1.97	3.6		$2.16	$1.85	16.7

Midwest Connect Operations
Origin & Destination Passengers	62,570	66,175	(5.4)		756,982	755,807	0.2
Scheduled Service Revenue Passenger Miles (000s)	19,667	20,140	(2.3)		239,625	222,475	7.7
Scheduled Service Available Seat Miles (000s)	29,935	31,289	(4.3)		349,984	350,078	(0.0)
Total Available Seat Miles (000s)	29,935	31,289	(4.3)		350,351	350,346	0.0
Load Factor (%)	65.7%	64.4%	1.3	pts.	68.5%	63.6%	4.9	pts.
Revenue Yield (estimate)	$0.3859	$0.3871	(0.3)		$0.3746	$0.3628	3.3
Passenger Revenue per Schd. Svc. ASM (estimate)	$0.2536	$0.2491	1.8		$0.2565	$0.2306	11.2
Total Revenue per Total ASM (estimate)	$0.2865	$0.2787	2.8		$0.2877	$0.2478	16.1
Average Passenger Trip Length (miles)	314	304	3.3		317	294	7.5
Number of Flights	4,376	4,708	(7.1)		51,632	54,734	(5.7)
Into-plane Fuel Cost per Gallon (estimate)	$2.09	$2.00	4.7		$2.21	$1.91	15.8

Note: All statistics exclude charter operations except total available seat miles, total revenue per total available seat miles and into-plane fuel cost. Numbers may not recalculate due to rounding.

Midwest Airlines features jet service throughout the United States, including Milwaukee’s most daily nonstop flights and best schedule to major destinations. Skyway Airlines, Inc. – its wholly owned subsidiary – operates as Midwest Connect, which offers connections to Midwest Airlines as well as point-to-point service between select markets on regional jet and turboprop aircraft. Together, the airlines offer service to 47 cities. More information is available at midwestairlines.com.

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